Exhibit 10.2

EXECUTION COPY

PARENT GUARANTY

This PARENT GUARANTY dated as of September 25, 2012 (this “Parent Guaranty”) made by PHH Corporation, a corporation incorporated under the laws of Maryland (the “Parent”), in favor of The Bank of Nova Scotia, in its capacity as administrative agent (in such capacity, the “Administrative Agent”) under the Credit Agreement referred to below, for and on behalf of and for the benefit of itself and the other Secured Parties (as defined below).

RECITALS:

A.                                    Reference is made to the credit agreement, dated as of the date hereof, among PHH Vehicle Management Services Inc., as borrower (the “Borrower”), the Persons who are, and from time to time become, parties thereto as guarantors, the Persons who are, and from time to time become, parties thereto as lenders (the “Lenders”) and the Administrative Agent (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”);

B.                                    Pursuant to the Loan Documents, the Secured Parties have made, or will make, available to the Borrower certain financial accommodations on the terms and conditions set forth in the Loan Documents.  The Borrower is a wholly-owned subsidiary of the Parent.  The Borrower and the Parent have determined it to be in their mutual best interests to obtain financing from the Administrative Agent and the other Secured Parties through their collective efforts;

C.                                    The Parent acknowledges that it will receive direct and indirect benefits from the Secured Parties making such financial accommodations available to the Borrower under the Loan Documents and, accordingly, Parent is willing to guarantee the Borrower’s obligations to the Secured Parties on the terms and conditions contained herein; and

D.                                    The execution and delivery by the Parent of this Parent Guaranty is a condition precedent to the effectiveness of the Credit Agreement, and the Administrative Agent and the Lenders would not have entered into the Credit Agreement (and the other Secured Parties would not have provided the financial accommodations provided by them) if the Parent had not executed and delivered this Parent Guaranty;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parent, the Parent agrees as follows:

Section 1.                                          Defined Terms.

Terms defined in the Credit Agreement and used, but not otherwise defined, in this Parent Guaranty shall have the respective meanings assigned to such terms in the Credit Agreement, and the terms defined in Schedule A annexed hereto shall have the respective meanings assigned to such terms in Schedule A.

Section 2.                                          Guaranty.

The Parent hereby absolutely and unconditionally guaranties the due and punctual payment and performance when due of all of the Guaranteed Obligations.

Section 3.                                          Guaranty of Payment and Not of Collection.

This Parent Guaranty is a guaranty of payment, and not of collection, and a debt of the Parent for its own account.  Accordingly, the Secured Parties shall not be obligated or required before enforcing this Parent Guaranty against the Parent: (a) to pursue any right or remedy the Secured Parties may have against the Borrower, or any other Person or commence any suit or other proceeding against the Borrower, or any other Person in any court or other tribunal; (b) to make any claim in a liquidation or bankruptcy of the Borrower, or any other Person; or (c) to make demand of the Borrower, or any other Person or to enforce or seek to enforce or realize upon any collateral security held by the Secured Parties which may secure any of the Guaranteed Obligations.

Section 4.                                          Guaranty Absolute.

The Parent guarantees that the Guaranteed Obligations will be paid and performed strictly in accordance with the terms of the documents evidencing the same, regardless of any legal requirement now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Secured Parties with respect thereto.  The liability of the Parent under this Parent Guaranty shall be absolute and unconditional in accordance with its terms and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever (other than the full and final payment and performance of the Guaranteed Obligations or the release of the Parent Guaranty in accordance with the terms of the Credit Agreement), including, without limitation, (a) the absence of any action to obtain such amounts from the Borrower or any other Person, (b) any variation, extension, waiver, compromise or release of any or all of the obligations of the Borrower or any other Person under the Credit Agreement or any other Loan Document, (c) any lack of enforceability of the Credit Agreement or other Loan Documents, (d) any change in the existence or structure of, or the bankruptcy or insolvency of, the Borrower or (e) by any other circumstance (other than by complete, irrevocable payment) that might otherwise constitute a legal or equitable discharge or defense of a guarantor.  The Parent waives all requirements as to promptness, diligence, presentment, demand for payment, protest and notice of any kind with respect to this Parent Guaranty or the other Loan Documents.

Section 5.                                          Action with Respect to Guaranteed Obligations.

The Secured Parties may in accordance with the Loan Documents, at any time and from time to time, without the consent of, or notice to, the Parent, and without discharging the Parent from its obligations hereunder, take any and all actions described in Section 4 and may otherwise: (a) amend, modify, alter or supplement the terms of any of the Guaranteed Obligations, including, but not limited to, extending or shortening the time of payment of any of the Guaranteed Obligations or the interest rate that may accrue on any of the Guaranteed Obligations; (b) amend, modify, alter or supplement the Credit Agreement or any other Loan

Document; (c) sell, exchange, release or otherwise deal with all, or any part, of any collateral securing any of the Guaranteed Obligations; (d) release any Person liable in any manner for the payment or collection of any or all of the Guaranteed Obligations; (e) exercise, or refrain from exercising, any rights against the Borrower or any other Person (including, without limitation, any other guarantor); and (f) apply any sum, by whomsoever paid or however realized, to the Guaranteed Obligations in such order as the Secured Parties or the Administrative Agent shall elect in accordance with the Credit Agreement.

Section 6.                                          Representations and Warranties of Parent.

In order to induce the Secured Parties to enter into the Loan Documents and to provide the financial accommodations provided for therein, the Parent makes the following representations and warranties to the Secured Parties, all of which shall survive the execution and delivery of the Loan Documents and the provision of the financial accommodations:

Section 6.1                                    Corporate Existence and Power.

The Parent and its Subsidiaries have been duly organized and are validly existing in good standing under the laws of their respective jurisdictions of incorporation and are in good standing or have applied for authority to operate as a foreign corporation or other organizational form in all jurisdictions where the nature of their properties or business so requires it, in each case (except for any Loan Party), where the failure to be in good standing or have the authority to operate as a foreign corporation or other organizational form would have a Material Adverse Effect.  The Parent has the corporate power to execute, deliver and perform its obligations under this Parent Guaranty and other documents contemplated hereby.

Section 6.2                                    Corporate Authority and No Violation.

The execution, delivery and performance of this Parent Guaranty by the Parent and the other Loan Documents by the other Loan Parties and the borrowings and other extensions of credit thereunder (a) have been duly authorized by all necessary corporate action on the part of the Parent, (b) will not violate any provision of any Applicable Law applicable to the Parent or any of its Subsidiaries or any of their properties or assets, (c) will not violate any provision of the Certificate of Incorporation or By Laws or other organizational documents of the Parent or any of its Subsidiaries, or any material Contractual Obligation of the Parent or any of its Subsidiaries, (d) will not be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, any material indenture, agreement, bond, note or instrument and (e) will not result in the creation or imposition of any Lien upon any property or assets of the Parent or any of its Subsidiaries other than pursuant to this Parent Guaranty or any other Loan Document.

Section 6.3                                    Governmental and Other Approval and Consents.

No action, consent or approval of, or registration or filing with, or any other action by, any governmental agency, bureau, commission or court is required in connection with the execution, delivery and performance by each Loan Party of this Parent Guaranty or any other Loan Document.

Section 6.4                                    Financial Statements of the Parent.

The (a) audited consolidated financial statements of the Parent and its Consolidated Subsidiaries as of and for the fiscal years ended December 31, 2010 and December 31, 2011, (b) unaudited consolidated balance sheet of the Parent and its Consolidated Subsidiaries as of June 30, 2012, together with the related unaudited statements of income, shareholders’ equity and cash flows for the three-month period then ended and (c) unaudited consolidating balance sheets and income statements for each of the periods described in clauses (a) and (b) above, in each case, fairly present in all material respects the consolidated (or, in the case of clause (c) above, the consolidating) financial position of the Parent and its Consolidated Subsidiaries as at the dates indicated and the results of operations and cash flows for the periods indicated in conformity with GAAP subject to normal year end adjustments in the case of such quarterly financial statements.

Section 6.5                                    No Material Adverse Change.

Since December 31, 2011, there has been no event or circumstance which has had or could reasonably be expected to have a Material Adverse Effect.

Section 6.6                                    Copyrights, Patents and Other Rights.

Each of the Parent and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, service marks, copyrights, patents and other intellectual property material to its business, and the use thereof by the Parent and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 6.7                                    Title to Properties.

Each of the Parent and its Subsidiaries has good title or valid leasehold interests to each of the properties and assets reflected on the balance sheets referred to in Section 6.4, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes, and all such properties and assets will be free and clear of Liens, except Liens permitted under Section 8.4.

Section 6.8                                    Litigation.

There are no lawsuits or other proceedings pending (including, but not limited to, matters relating to environmental liability), or, to the knowledge of the Parent, threatened, against or affecting the Parent or any of its Subsidiaries or any of their respective properties, by or before any Governmental Authority or arbitrator, which could reasonably be expected to have a Material Adverse Effect.  Neither the Parent nor any of its Subsidiaries is in default with respect to any order, writ, injunction, decree, rule or regulation of any Governmental Authority, which default would have a Material Adverse Effect.

Section 6.9                                    Federal Reserve Regulations.

Neither the Parent nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.  No part of the proceeds of the Advances, and no Letter of Credit, will be used, whether immediately, incidentally or ultimately, for any purpose violative of or inconsistent with any of the provisions of Regulation T, U or X of the Board.  Not more than 25% of the value of the assets of the Parent and its Subsidiaries on a consolidated basis is represented by Margin Stock.

Section 6.10                             Investment Company Act.

Neither the Parent nor any of its Subsidiaries is, and will not during the term of this Parent Guaranty be an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

Section 6.11                             Enforceability.

This Parent Guaranty when executed will constitute legal, valid and enforceable obligations (as applicable) of the Parent (subject, as to enforcement, to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and to general principles of equity).

Section 6.12                             Taxes.

The Parent and each of its Subsidiaries have filed or caused to be filed all material federal, provincial, state, local and other Tax returns which are required to be filed, and have paid or have caused to be paid all material Taxes as shown on said returns or on any assessment made against it or any of its property, and all other material Taxes, fees, or other charges imposed on it or on any of its property by any Governmental Authority, to the extent that such Taxes have become due, except as permitted by Section 7.4.  No material Tax Lien has been filed, and to the knowledge of the Parent, no material claim is being asserted, with respect to any such Tax, fee or other charge.

Section 6.13                             Compliance with ERISA.

Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) each of the Parent and its Subsidiaries and each of their respective ERISA Affiliates is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Plans and the regulations and published interpretations thereunder; and (ii) no ERISA Event or Foreign Plan Event has occurred or is reasonably expected to occur; and (iii) all amounts required by Applicable Law with respect to, or by the terms of, any retiree welfare benefit arrangement maintained by the Parent or any of its Subsidiaries or any ERISA Affiliate or to which the Parent or any of its Subsidiaries or any ERISA Affiliate has an obligation to contribute have been accrued in accordance with Statement of Financial Accounting Standards No. 106.  The present value of all accumulated benefit obligations under each U.S. Pension Plan (based on the assumptions used for purposes of Accounting Standards Codification No. 715: Compensation-Retirement Benefits) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such U.S. Pension Plan allocable to such accrued benefits by more than an amount that could reasonably be expected to have a Material Adverse Effect.  Neither the Parent nor any of its Subsidiaries is an entity deemed to hold “plan assets” within the meaning of 29 C.F.R.  § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code) which is subject to Section 4975 of the Code.

Section 6.14                             Disclosure.

As of the Closing Date, neither this Parent Guaranty nor the Confidential Information Memorandum, at the time it was furnished and when taken as a whole with all written information delivered (other than projections and information of a general economic or industry-specific nature) and after giving effect to any written supplements thereto, contained any untrue statement of a material fact or omitted to state a material fact, under the circumstances under which it was made, necessary in order to make the statements contained herein or therein not misleading.  The Confidential Information Memorandum contains certain projections relating to the Parent and its Consolidated Subsidiaries.  Such projects are based on good faith estimates and assumptions believed by the preparer to be reasonable at the time made, provided, however, that the Parent makes no representation or warranty that such assumptions will prove in the future to be accurate or that the Parent and its Consolidated Subsidiaries will achieve the financial results reflected in such projections.  As of the Closing Date, there is no fact known to the Parent which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

Section 6.15                             Environmental Liabilities.

Except with respect to any matters, that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Parent nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

Section 6.16                             No Default or Event of Default.

No Default or Event of Default (as defined in either the Credit Agreement or PHH Credit Agreement) has occurred and is continuing.

Section 6.17                             Closing Date Indebtedness.

As of the Closing Date, the Parent and its Subsidiaries have not incurred any material Indebtedness since June 30, 2012 other than the Indebtedness listed on Schedule 8.1 hereto.

Section 6.18                             Covenant Availability.

There is sufficient availability under Section 802(o) of the 2000 Indenture and Sections 4.06(b)(viii) and 4.08(xvii) of the 2010 Indenture to allow for this Parent Guaranty and the Subsidiary Guarantee (as defined in the PHH Credit Agreement) without triggering an obligation to provide a guarantee pursuant to the “equal and ratable” clauses therein.

Section 6.19                             Solvency.

The Parent and its Consolidated Subsidiaries, taken as a whole, are, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith will be, Solvent.

Section 6.20                             Foreign Assets Control Regulations and Anti-Money Laundering.

Each Loan Party and each Subsidiary of a Loan Party are, to their knowledge, in compliance and will remain in compliance in all material respects with all applicable U.S. economic sanctions laws, executive orders and implementing regulations as promulgated by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it. To the Parent’s knowledge, no Loan Party and no Subsidiary (i) is a Person designated by the U.S. government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a U.S. Person cannot deal with or otherwise engage in business transactions, (ii) is a Person who is otherwise the target of U.S. economic sanctions laws such that a U.S. Person cannot deal or otherwise engage in business transactions with such Person or (iii) is controlled by, or acts, directly or indirectly, for or on behalf of, any person or entity on the SDN List or a foreign government that is the target of U.S. economic sanctions prohibitions such that the entry into, or performance under, this Parent Guaranty or any other Loan Document would be prohibited under applicable U.S. laws.

Section 6.21                             Anti-Money Laundering, Patriot Act and Foreign Corrupt Practices Act.

Each Loan Party and each Subsidiary of a Loan Party are, to their knowledge, in compliance with the applicable provisions of (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department and any other enabling legislation or executive order relating thereto, (b) the Patriot Act, (c) the anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act, (d) the Anti-Money Laundering Act of 1986, and (e) other federal or state laws relating to anti-money laundering rules and regulations. To the Loan Parties’ knowledge, no part of the proceeds of any Advance will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

The representations and warranties made in this Parent Guaranty shall survive the execution of this Parent Guaranty and all other Loan Documents, and unless expressly stated to be made as of a specific date, shall be deemed to be repeated and made as of the date of each Advance (including any deemed Advance) with the same force and effect as if made on and as of each such date. The Lenders shall be deemed to have relied upon such representations and warranties at each such time as a condition of making an Advance under the Credit Agreement or continuing to extend the Credit Facility thereunder.

Section 7.                                          Affirmative Covenants of Parent.

For so long as the Commitments shall be in effect or any obligations shall remain outstanding or unpaid under the Loan Documents, the Parent agrees that, unless the Required Lenders shall otherwise consent in writing, it will, and will cause each of its Subsidiaries to:

Section 7.1                                    Financial Statements, Reports, etc.

Deliver to each Lender:

(a)                                 As soon as is practicable, but in any event within 90 days after the end of each fiscal year of the Parent, (i) (A) consolidated and consolidating statements of income (or operations) and consolidated and consolidating statements of cash flows and changes in stockholders’ equity of the Parent and its Consolidated Subsidiaries for such year and the related consolidated and consolidating balance sheets as at the end of such year, or (B) the Form 10-K filed by the Parent with the Securities and Exchange Commission (which shall contain the consolidating financial statements described in the preceding clause (A)) and (ii) if not included in such Form 10-K, an opinion of independent certified public accountants of recognized national standing, which opinion shall state that said consolidated financial statements fairly present in all material respects the consolidated financial position and results of operations of the Parent and its Consolidated Subsidiaries as at the end of, and for, such fiscal year and that such financial statements were prepared in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods and reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit;

(b)                                 As soon as is practicable, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year, either (i) the Form 10-Q filed by the Parent with the Securities and Exchange Commission (which shall contain the consolidating financial statements described in the following clause (ii)) or (ii) the unaudited consolidated and consolidating balance sheets of the Parent and its Consolidated Subsidiaries, as at the end of such fiscal quarter, and the related unaudited consolidated statements of income and cash flows and consolidating statements of income for such quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter and the corresponding figures as of the end of the preceding fiscal year, and for the corresponding period in the preceding fiscal year, in each case, together with a certificate (substantially in the form of Exhibit A) signed by the chief financial officer, the chief accounting officer, treasurer or a vice president responsible for financial administration of the Parent to the effect that such financial statements, while not examined by independent public accountants, reflect, in his opinion and in the opinion of the Parent, all adjustments necessary to present fairly in all material respects the financial position of the Parent and its Consolidated Subsidiaries, as the case may be, as at the end of the fiscal quarter and the results of their operations for the quarter then ended in conformity with GAAP consistently applied, subject only to year end and audit adjustments and to the absence of footnote disclosure;

(c)                                  Together with the delivery of the statements referred to in paragraphs (a) and (b) above, a certificate of the chief financial officer, chief accounting officer or a vice president responsible for financial administration of the Parent, substantially in the form of Exhibit A hereto (i) stating whether or not the signer has knowledge of any Default or Event of Default (as defined either in the Credit Agreement or PHH Credit Agreement) and, if so, specifying each such Default or Event of Default of which the signer has knowledge and the nature thereof, (ii) demonstrating in reasonable detail compliance with the provisions of Section 8.6, Section 8.7, Section 8.10 and Section 8.14, (iii) setting forth in a schedule (in the form of Schedule 7.1 attached hereto) a description of the Mortgage Warehouse Facilities and Servicing Advance Facilities in effect on the last day of the most recently ended fiscal quarter and (iv) setting forth in reasonable detail a description of repurchased mortgage loans, repurchase requests (existing and new), indemnification requests and payments made for such quarter and year to date periods, and comparisons to comparable periods for the prior year;

(d)                                 As soon as practicable, but in any event within 90 days after the end of each fiscal year of the Parent, detailed projections of the Parent and its Consolidated Subsidiaries for the following two fiscal years;

(e)                                  Promptly upon any executive officer of the Parent or any of its Subsidiaries obtaining knowledge of the occurrence of any Default or Event of Default (as defined in either the Credit Agreement or PHH Credit Agreement), a certificate of the president, chief financial officer or chief accounting officer of the Parent specifying the nature and period of existence of such Default or Event of Default and what action the Parent has taken, is taking and proposes to take with respect thereto;

(f)                                   Promptly upon any executive officer of the Parent or any of its Subsidiaries obtaining knowledge of (i) the institution of any action, suit, proceeding, investigation or arbitration by any Governmental Authority or other Person against or affecting the Parent or any of its Subsidiaries or any of their assets, or (ii) any material development in any such action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Lenders), which, in each case might reasonably be expected to have a Material Adverse Effect, prompt notice thereof and such other information as may be reasonably available to it (without waiver of any applicable evidentiary privilege) to enable the Lenders to evaluate such matters; and

(g)                                  Promptly, such additional financial and other information as the Administrative Agent or any Lender may from time to time reasonably request.

Any financial statement or filing with the Securities and Exchange Commission required to be delivered under this Parent Guaranty shall be deemed to have been delivered on the date on which the Parent notifies the Lenders it has posted such financial statement or filing on its website on the internet at www.phh.com or that such financial statement or filing is posted on the website of the Securities and Exchange Commission at www.sec.gov.

Section 7.2                                    Corporate Existence; Compliance with Statutes.

Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its corporate existence, rights, licenses, permits and franchises, except (other than with respect to the Parent and any other Loan Party), where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and comply, except where failure to comply, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, with all provisions of Applicable Law, and all applicable restrictions imposed by any Governmental Authority, and all state and provincial laws and regulations of similar import; provided that mergers, dissolutions and liquidations permitted under Section 8.3 shall be permitted.

Section 7.3                                    Insurance.

Maintain with good and reputable insurers insurance in such amounts and against such risks as are customarily insured against by companies in similar businesses; provided however, that (a) workmen’s compensation insurance or similar coverage may be effected with respect to its operations in any particular state or other jurisdiction through an insurance fund operated by such state or jurisdiction and (b) such insurance may contain self-insurance retention and deductible levels consistent with such insurance is usually carried by companies of established reputation and comparable size.

Section 7.4                                    Taxes and Charges.

Duly pay and discharge, or cause to be paid and discharged, before the same shall become delinquent, all material federal, provincial, state, local and other Taxes, assessments, levies and other governmental charges, imposed upon the Parent or any of its Subsidiaries or their respective properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies; provided that any such Tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Parent or its applicable Subsidiary shall have set aside on its books reserves in conformity with GAAP adequate with respect thereto; and provided, further, that the Parent will pay all such Taxes, assessments, levies or other governmental charges forthwith upon the commencement of proceedings to foreclose any Lien which may have attached as security therefor (unless the same is fully bonded or otherwise effectively stayed).

Section 7.5                                    ERISA Compliance and Reports.

Furnish to the Administrative Agent as soon as reasonably practicable following receipt thereof, copies of any documents described in (i) Sections 101(f) or 101(j) of ERISA that any Loan Party or any ERISA Affiliate may receive with respect to a U.S. Pension Plan and/or (ii) Sections 101(f), 101(k) or 101(l) of ERISA request with respect to any Multiemployer Plan; provided, that if the Parent or any of its Subsidiaries or any of their ERISA Affiliates have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, the Parent and/or any of its Subsidiaries and/or their ERISA Affiliates shall promptly make a request for such documents or notices from such administrator or sponsor and the Parent shall provide copies of such documents and notices to the Administrative Agent as soon as reasonably practical after receipt thereof.

Section 7.6                                    Maintenance of and Access to Books and Records; Examinations.

Maintain or cause to be maintained at all times proper books and records of its financial operations (in accordance with GAAP) and provide the Administrative Agent and each Lender and their respective representatives (in the case of a Lender, coordinated through the Administrative Agent) reasonable access upon reasonable prior notice to all such books and records and to any of its properties or assets during regular business hours (provided that unless an Event of Default has occurred and is continuing, only two such visits (by the Administrative Agent and any Lenders, collectively) shall be permitted in any fiscal year, provided that reasonable access to such books and records and to any of the Parent’s properties or assets shall be made available to the Lenders if an Event of Default has occurred and is continuing), in order that the Administrative Agent and/or such Lenders may make such audits and examinations and make abstracts from such books, accounts and records and may discuss the affairs, finances and accounts with, and be advised as to the same by, officers and independent accountants, all as the Administrative Agent and/or such Lenders may deem appropriate, in their reasonable business judgment, for the purpose of verifying the various reports delivered pursuant to this Parent Guaranty or for otherwise ascertaining compliance with this Parent Guaranty.

Section 7.7                                    Maintenance of Properties.

Keep its properties which are material to its business in good repair, working order and condition consistent with companies of established reputation and comparable size.

Section 8.                                          Negative Covenants of the Parent.

For so long as the Commitments shall be in effect or any obligations shall remain outstanding or unpaid under the Loan Documents, unless the Lenders or Required Lenders (as applicable) shall otherwise consent in writing, the Parent agrees that it will not, nor will it permit any of its Subsidiaries to, directly or indirectly:

Section 8.1                                    Limitation on Subsidiary Indebtedness and Parent Indebtedness.

Incur, assume or suffer to exist any Indebtedness of any Material Subsidiary or U.S Facility Subsidiary Guarantor, except:

(a)                                 Indebtedness in existence on the Closing Date, or required to be incurred pursuant to a contractual obligation in existence on the Closing Date, which in either case (to the extent not otherwise permitted by paragraphs (b)-(p) of this Section 8.1), is listed on Schedule 8.1 hereto, but not any extensions or renewals thereof, unless effected on substantially the same terms or on terms which, in the aggregate, are not materially more adverse to the Lenders (as determined in good faith by a financial officer of the Parent);

(b)                                 purchase money Indebtedness (including Capital Leases) to the extent permitted under Section 8.4(b);

(c)                                  Indebtedness owing by any Material Subsidiary or U.S. Facility Subsidiary Guarantor to the Parent or any other Subsidiary;

(d)                                 Indebtedness of any Material Subsidiary or U.S. Facility Subsidiary Guarantor issued and outstanding prior to the date on which such Subsidiary became a Subsidiary of the Parent (other than Indebtedness issued in connection with, or in anticipation of, such Subsidiary becoming a Subsidiary of the Parent); provided that immediately prior and on a Pro Forma Basis after giving effect to such Person becoming a Subsidiary of the Parent, no Default or Event of Default shall occur or then be continuing and the aggregate principal amount of such Indebtedness, when added to the aggregate outstanding principal amount of Indebtedness permitted by paragraphs (e) and (f) below, shall not exceed US$150,000,000;

(e)                                  any renewal, extension or modification of Indebtedness under paragraph (d) above so long (i) as such renewal, extension or modification is effected on substantially the same terms or on terms which, in the aggregate, are not more materially adverse to the Lenders (as determined in good faith by a financial officer of the Parent) and (ii) the principal amount of such Indebtedness is not increased other than as a result of accrued interest, fees and expenses incurred in connection with such renewal, extension or modification;

(f)                                   other Indebtedness of any Material Subsidiary or U.S. Facility Subsidiary Guarantor in an aggregate principal amount which, when added to the aggregate outstanding principal amount of Indebtedness permitted by paragraphs (d) and (e) above, does not exceed US$150,000,000;

(g)                                  Indebtedness of Special Purpose Vehicle Subsidiaries incurred to finance investments in lease agreements and vehicles by such Subsidiaries, so long as the lender (and any other party) in respect of such Indebtedness has recourse, if any, solely to the assets of such Special Purpose Vehicle Subsidiary;

(h)                                 Indebtedness of any Asset Securitization Subsidiary incurred solely to finance asset securitization transactions as long as (i) such Indebtedness is unsecured or is secured solely as permitted by Section 8.4(n), and (ii) the lender (and any other party) in respect of such Indebtedness has recourse (other than customary limited recourse based on misrepresentations or failure of such assets to meet customary eligibility criteria), if any, solely to the assets securitized in the applicable asset securitization transaction and, if such Asset Securitization Subsidiary is of the type described in clause (i) of the definition of “Asset Securitization Subsidiary”, the capital stock of such Asset Securitization Subsidiary;

(i)                                     Indebtedness (other than Indebtedness of Asset Securitization Subsidiaries incurred to finance asset securitization transactions permitted by this Parent Guaranty) consisting of the obligation to repurchase mortgages and related assets or secured by mortgages and related assets in connection with Mortgage Warehouse Facilities;

(j)                                    Indebtedness of PHH Home Loans, LLC incurred under the PHH Home Loans Intercompany Credit Agreement, in an aggregate principal amount not to exceed US$100,000,000;

(k)                                 Indebtedness of any U.S. Facility Subsidiary Guarantor incurred under its guarantee pursuant to the PHH Credit Agreement;

(l)                                     Indebtedness incurred in connection with any Servicing Advance Facility, in an aggregate principal amount not to exceed US$300,000,000;

(m)                             Indebtedness pursuant to any software licensing agreement that is treated as a Capital Lease for accounting purposes of the Parent and its Consolidated Subsidiaries; and

(n)                                 Indebtedness incurred in connection with the financing of mortgage servicing rights as long as (i) the applicable mortgage servicing rights following the incurrence of such Indebtedness are not included in the borrowing base under the PHH Credit Agreement, (ii) the incurrence of such Indebtedness would not violate clause (ii) of the following paragraph and (iii) the Parent is in borrowing base compliance under the PHH Credit Agreement after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof; provided that at no time during the term of this Parent Guaranty may more than US$350,000,000 of the Parent’s mortgage servicing rights (valued as of the date any encumbrances in respect thereof were first created or given) be subject to encumbrances;

(o)                                 any recourse, liability or obligation incurred in connection with the sale or financing of fleet vehicle leases; provided that the aggregate amount of any guarantees in connection with such recourse, liability or obligation shall not exceed US$30,000,000 at any time;

(p)                                 Indebtedness incurred under the PHH Credit Agreement;

Notwithstanding the foregoing, (i) the Parent and its Material Subsidiaries and the U.S. Facility Subsidiary Guarantors shall not incur or issue after the Closing Date any Indebtedness for borrowed money which has scheduled or mandatory principal maturities prior to the Termination Date (other than (w) Indebtedness incurred pursuant to Section 8.1, (b), (c), (d), (e), (g), (h), (i), (j), (k), (m), (n) and (o), (x) in the case of secured Indebtedness, prepayments required from the sale of the applicable collateral, (y) any other Indebtedness requiring prepayments in connection with a change in control of the Parent or similar event or the occurrence of a Delisting (and any such change in control or similar event shall be incorporated herein and be deemed to be included in the definition of “Change in Control”) and (z) any renewals, extensions or modifications (in each case having substantially the same terms or terms which, in the aggregate are not materially more adverse to the Lenders (as determined in good faith by a financial officer of the Parent)) of existing Indebtedness permitted pursuant to this Section 8.1), (ii) the Parent shall not permit any Subsidiary to incur, assume or suffer to exist any Indebtedness (or Debt, as defined in the 2000 Indenture and the 2010 Indenture) if doing so would, when taken together with all other Indebtedness (or Debt) and Liens of the Parent and its Subsidiaries (including under or pursuant to the Credit Agreement or PHH Credit Agreement), cause any Subsidiaries to be required to give a guarantee pursuant to any “equal and ratable” clause in the 2000 Indenture, the 2010 Indenture or any similar provision in any future indenture of the Parent, (iii) the Parent will not allow any Subsidiary to guarantee any Indebtedness or other obligations issued under the 2000 Indenture, the 2010 Indenture or any future indenture of the Parent, (iv) the Parent will not amend or modify the 2000 Indenture or the 2010 Indenture in a manner adverse to the Secured Parties and (v) the Parent will cause the aggregate principal amount of the Tranche A Loans (as defined in the PHH Credit Agreement) and the aggregate drawable amount of the Letters of Credit (as defined in the PHH Credit Agreement) to be less than an amount equal to the excess of US$250,000,000 (or such higher amount to which such basket may be increased pursuant to amendments to the 2000 Indenture and the 2010 Indenture) over the aggregate amount of Indebtedness (other than Indebtedness under the PHH Credit Agreement) and Liens incurred in reliance on the Sections of the 2000 Indenture and the 2010 Indenture referred to in Section 6.18. For purposes of this Section 8.1, the phrase “scheduled or mandatory principal maturities” shall not include conversion of any Convertible Notes made at the election of the holders thereof into common stock of the Parent, cash or a combination thereof.

In furtherance of clause (ii) of the preceding paragraph, the Parent shall (x) in the certificate delivered pursuant to Section 7.1(c), deliver to the Administrative Agent written notice of the incurrence, assumption or creation by the Parent or any of its Material Subsidiaries (as defined in this Parent Guaranty and in indentures under which Indebtedness of the Parent is issued) of any Liens or by Material Subsidiaries (as so defined) of the Parent of any Indebtedness (including any “Debt” or “Indebtedness” as defined in the Parent’s existing or future indentures), in each case through the last day of the most recently ended fiscal quarter, and (y) upon request by the Administrative Agent from time to time, provide calculations in reasonable detail demonstrating that the “equal and ratable” clauses referred to in such clause (ii) have not been triggered.

Section 8.2                                    Limitation on Transactions with Affiliates.

Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate (other than the Parent or a wholly-owned Subsidiary of the Parent) unless such transaction is (a) otherwise permitted under this Parent Guaranty, and (b) upon fair and reasonable terms no less favorable to the Parent or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate.

Section 8.3                                    Consolidation, Merger, Sale of Assets.

(a)                                 Neither the Parent nor any of its Material Subsidiaries (in one transaction or series of transactions) will wind up, liquidate or dissolve its affairs, or enter into any transaction of merger or consolidation, except any merger, consolidation, dissolution or liquidation (i) in which the Parent is the surviving entity or if the Parent is not a party to such transaction then a Subsidiary is the surviving entity, (ii) with respect to the Material Subsidiaries, in which the surviving entity becomes a Material Subsidiary of the Parent immediately upon the effectiveness of such merger, consolidation, dissolution or liquidation or (iii) in connection with a transaction permitted by Section 8.3(b); provided that immediately prior to and on a Pro Forma Basis after giving effect to such transaction no Default or Event of Default (as defined in either the Credit Agreement or PHH Credit Agreement) has occurred or is continuing.  In addition, an Asset Securitization Subsidiary may wind-up, liquidate or dissolve provided that immediately prior to and on a Pro Forma Basis after giving effect to such transaction no Default or Event of Default (as defined in either the Credit Agreement or PHH Credit Agreement) has occurred and is continuing. For the avoidance of doubt the Parent may not enter into a transaction of merger or consolidation unless the Parent is the surviving entity.

(b)                                 Sell or otherwise dispose of all or substantially all of the assets of the Parent and its Subsidiaries, taken as a whole; provided that it is understood for purposes of clarity that this Section 8.3(b) shall not prohibit or limit in any respect transactions in the ordinary course of business of the Parent or any of its Subsidiaries (including but not limited to asset securitization transactions or similar transactions entered into in the ordinary course of business).

(c)                                  Except as provided in Section 8.3(d), sell or otherwise dispose of any business unit of PHH Mortgage Corporation and its Subsidiaries, PHH Vehicle Management Services Group LLC and its Subsidiaries, PHH Broker Partner Corporation and its Subsidiaries or PHH Home Loans, LLC and its Subsidiaries; provided that any such sale or disposition shall be permitted so long as the nature of the business conducted by the Parent and its Subsidiaries, taken as a whole, on the Closing Date will not change.

(d)                                 For the avoidance of doubt, the Parent and its Subsidiaries may sell equity ownership interests in PHH Home Loans, LLC pursuant to contractual agreements existing on the Closing Date.

Section 8.4                                    Limitations on Liens.

Suffer any Lien on the property of the Parent or any of the Material Subsidiaries or U.S. Facility Subsidiary Guarantors, except:

(a)                                 deposits under worker’s compensation, unemployment insurance and social security laws or to secure statutory obligations or surety or appeal bonds or performance or other similar bonds in the ordinary course of business, or statutory Liens of landlords, carriers, warehousemen, mechanics and materialmen and other similar Liens, in respect of liabilities which are not yet due or which are being contested in good faith, Liens for Taxes not yet due and payable, and Liens for Taxes due and payable, the validity or amount of which is currently being contested in good faith by appropriate proceedings (provided that adequate reserves with respect thereto are maintained on the books of the Parent or its applicable Material Subsidiary in conformity with GAAP) and as to which foreclosure and other enforcement proceedings shall not have been commenced (unless fully bonded or otherwise effectively stayed);

(b)                                 purchase money Liens granted to the vendor or Person financing the acquisition of property, plant or equipment if (i) limited to the specific assets acquired and, in the case of tangible assets, other property which is an improvement to or is acquired for specific use in connection with such acquired property or which is real property being improved by such acquired property; (ii) the debt secured by such Lien is the unpaid balance of the acquisition cost of the specific assets on which the Lien is granted; and (iii) such transaction does not otherwise violate this Parent Guaranty;

(c)                                  Liens upon real and/or personal property, which property was acquired after the Closing Date (by purchase, construction or otherwise) by the Parent or any of its Material Subsidiaries, each of which Liens existed on such property before the time of its acquisition and was not created in anticipation thereof; provided that no such Lien shall extend to or cover any property of the Parent or such Material Subsidiary other than the respective property so acquired and improvements thereon;

(d)                                 Liens arising out of attachments, judgments or awards as to which an appeal or other appropriate proceedings for contest or review are promptly commenced (and as to which foreclosure and other enforcement proceedings (i) shall not have been commenced (unless fully bonded or otherwise effectively stayed) or (ii) in any event shall be promptly fully bonded or otherwise effectively stayed);

(e)                                  Liens created under any Fundamental Document (as defined in the PHH Credit Agreement) as contemplated by the PHH Credit Agreement;

(f)                                   Liens securing Indebtedness of any Material Subsidiary or U.S. Facility Subsidiary Guarantor to the Parent;

(g)                                  Liens covering only the property or assets of any Special Purpose Vehicle Subsidiary and securing only such Indebtedness of such Special Purpose Vehicle Subsidiary as is permitted under Section 8.1(g) hereof;

(h)                                 other Liens incidental to the conduct of its business or the ownership of its property and other assets, which do not secure any Indebtedness and did not otherwise arise in connection with the borrowing of money or the obtaining of advances or credit and which do not, in the aggregate, materially detract from the value of its property or other assets or materially impair the use thereof in the operation of its business;

(i)                                     to the extent not otherwise permitted by this Section 8.4, Liens existing on the Closing Date listed on Schedule 8.4 hereto and any extensions or renewals thereof;

(j)                                    Liens securing indebtedness in respect of one or more asset securitization transactions, which indebtedness is not reported on a consolidated balance sheet of the Parent and its Subsidiaries, covering only the assets securitized in the asset securitization transaction financed by such indebtedness and the capital stock of any special purpose vehicle the sole purpose of which is to effectuate such asset securitization transaction;

(k)                                 other Liens securing obligations having an aggregate principal amount not to exceed US$100,000,000;

(l)                                     Liens securing Indebtedness permitted by Section 8.1(j);

(m)                             Liens on cash of Atrium Insurance Corporation and its successors and assigns in connection with its reinsurance business;

(n)                                 Liens securing Indebtedness and related obligations of an Asset Securitization Subsidiary in respect of one or more asset securitization transactions, which Indebtedness is reported on a consolidated balance sheet of the Parent and its Subsidiaries, covering only the assets securitized in the asset securitization transaction financed by such Indebtedness and, if an Asset Securitization Subsidiary is of the type described in clause (i) of the definition of “Asset Securitization Subsidiary”, the capital stock of such Asset Securitization Subsidiary;

(o)                                 Liens on mortgages and related assets securing obligations to the extent such obligations are permitted by Section 8.1(i) and (l);

(p)                                 Liens in connection with Indebtedness permitted under Section 8.1(m);

(q)                                 Liens securing judgments for the payment of money not constituting an Event of Default under Section 9.1(k) of the Credit Agreement, provided that enforcement of such Lien has been stayed;

(r)                                    Liens created as a result of a sale and leaseback transaction permitted by Section 8.5;

(s)                                   Liens in connection with cash or Cash Equivalents posted as collateral for Interest Rate Protection Agreements, mortgage repurchases, letters of credit, surety bonds and certain operating leases;

(t)                                    Liens securing cash management obligations of the Parent and its Subsidiaries; and

(u)                                 Liens on mortgage servicing rights and proceeds thereof securing Indebtedness (and related obligations) permitted by Section 8.1(n).

Notwithstanding the foregoing, (i) the Parent shall not, and shall not permit any Material Subsidiary (as defined in the last paragraph of Section 8.1) or any U.S. Facility Subsidiary Guarantor to, incur, assume or suffer to exist any Liens if doing so would, when taken together with all Loans, Letters of Credit, Indebtedness and Liens of the Subsidiaries (as each such term is defined in the PHH Credit Agreement), cause any Subsidiaries to be required to give a guarantee pursuant to any “equal and ratable” clause in the 2000 Indenture, the 2010 Indenture or any similar provision in any future indenture of the Parent, and (ii) nothing in this Section shall permit any Obligor to create, incur, assume or suffer to exist or cause or permit any Lien upon or in respect of any of its Property which is not a Permitted Encumbrance.

Section 8.5                                    Sale and Leaseback.

Enter into any arrangement with any Person or Persons, whereby in contemporaneous transactions the Parent or any of its Subsidiaries sells essentially all of its right, title and interest in a material asset and the Parent or any of its Subsidiaries acquires or leases back the right to use such property except that the Parent or any of its Subsidiaries may enter into sale leaseback transactions relating to assets not in excess of US$100,000,000 in the aggregate on a cumulative basis, and except (a) any FLRT Transaction; and (b) without limiting the foregoing clause (a), any sale-leaseback transaction entered into in connection with an asset securitization transaction the indebtedness or Indebtedness relating to which is permitted to be secured pursuant to Section 8.4(k) or (n).

Section 8.6                                    Consolidated Net Worth.

Permit Consolidated Net Worth on the last day of any fiscal quarter ended after the Closing Date to be less than US$1,000,000,000.

Section 8.7                                    Ratio of Indebtedness To Tangible Net Worth.

Permit, at any time, the ratio of Indebtedness of the Parent and its Subsidiaries to Tangible Net Worth to exceed 6.00 to 1.00 prior to October 1, 2013 and 5.75 to 1.00 thereafter.

Section 8.8                                    Accounting Practices.

Establish a fiscal year ending on a date other than December 31, or modify or change accounting treatments or reporting practices except as otherwise required or permitted by GAAP.

Section 8.9                                    Restrictions Affecting Subsidiaries.

Enter into, or suffer to exist, any Contractual Obligation with any Person, which prohibits or limits the ability of any Material Subsidiary or any U.S. Facility Subsidiary Guarantor (other than Special Purpose Vehicle Subsidiaries and Asset Securitization Subsidiaries) to (a) pay dividends or make other distributions or pay any Indebtedness owed to the Parent or any other Subsidiary, (b) make loans or advances to the Parent or any other Subsidiary or (c) transfer any of its properties or assets to the Parent or any other Subsidiary; provided, however, that this Section 8.9 shall not apply to (A) any restrictions applicable to PHH Home Loans, LLC, pursuant to the PHH Home Loans Mortgage Warehouse Facilities, (B) any restrictions imposed by Applicable Law, including, without limitation, any Applicable Law restricting payment of dividends or other distributions by Atrium Insurance Corporation and its successors and assigns, (C) (i) any restrictions imposed by the Specified Senior Notes or (ii) any Indebtedness that refinances or replaces such notes or any future indenture pursuant to which Indebtedness of the Parent is issued, in each case, which, in the aggregate, is not materially more restrictive than the terms of the Specified Senior Notes or the 2016 Notes, in each case as in effect on the Closing Date (as determined in good faith by a financial officer of the Parent), (D) any restriction with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, to the extent permitted under this Agreement, (E) any agreement governing any purchase money Liens or Capital Lease otherwise permitted hereby if the applicable restriction applies only to the assets subject to such Liens or Capital Lease, (F) any agreement in effect at the time such Subsidiary becomes a Subsidiary of the Parent, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary and applies only to such Subsidiary and its property, (G) any instrument assumed in connection with any Acquisition permitted under Section 8.12, which restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired, (H) Contractual Obligations relating to secured Indebtedness permitted pursuant to Section 8.1 (including financing through repurchase agreements) to the extent that such restrictions apply only to the property or assets securing such Indebtedness (or assets subject to such repurchase agreement refinancing) or (I) any restrictions imposed under any agreement containing a recourse obligation permitted under Section 8.1(o) of this Parent Guaranty to the extent such restrictions apply only to the asset subject to the applicable financing.

Section 8.10                             Maintenance of Available Borrowing Capacity and Third Party Fleet Financing Capacity.

(a)                                 Fail to maintain aggregate Available Borrowing Capacity of at least US$1,000,000,000 at all times.

(b)                                 Fail to maintain committed third party fleet vehicle lease financing capacity, including capacity under the FLRT Transactions and under financing arrangements involving Chesapeake Funding LLC (so long as Chesapeake Funding LLC continues to conduct financing on substantially the same terms, in the scope and manner as conducted on the Closing Date) of at least US$750,000,000 at all times (including available and utilized capacity (whether or not any such utilized capacity is amortizing)).

Section 8.11                             Limitation on Certain Payments and Restricted Payments.

(a)                                 Prepay or redeem Indebtedness of any Material Subsidiary or U.S. Facility Subsidiary Guarantor, except:

(i)                                     the 2014 Convertible Notes;

(ii)                                  the Specified Senior Notes;

(iii)                               the Credit Facility;

(iv)                              the 2016 Notes or the 2017 Convertible Notes; provided that after giving effect to any prepayment or redemption of the 2016 Notes or the 2017 Convertible Notes, as applicable (A) no Default or Event of Default (as defined in either the Credit Agreement or PHH Credit Agreement) shall have occurred and be continuing, (B) no loans and no amounts shall be drawn on letters of credit are outstanding under the PHH Credit Agreement; (C) the Specified Senior Notes have been repaid or redeemed in full, (D) the 2014 Convertible Notes have been repaid or redeemed such that no more than US$100,000,000 is outstanding thereunder; and (E) the aggregate amount of unrestricted and unencumbered cash and Cash Equivalents of the Parent and the U.S. Facility Subsidiary Guarantors would be at least US$150,000,000;

(v)                                 any mandatory payments (including any scheduled payment) and conversions with respect to the Convertible Notes (including the 2017 Convertible Notes) or any future indenture requiring prepayments in connection with a change in control of the Parent or similar event or the occurrence of a Delisting; and

(vi)                              Indebtedness incurred pursuant to Section 8.1(a), (b), (c), (d), (e), (g), (h), (i), (j), (k), (l), (m), (n), (o) and (p) of this Parent Guaranty.

(b)                                 In the case of the Parent, declare or pay any dividend (other than dividends payable solely in common stock of the Parent) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any Equity of the Parent, or make any other distribution in respect thereof, whether in cash, property or other consideration (the actions described in clause (b), collectively, “Restricted Payments”); provided the following shall be permitted:

(i)                                     the making of a Restricted Payment out of the proceeds of a substantially concurrent issuance and sale for cash (other than to a Subsidiary) of the Parent’s Capital Stock (other than Disqualified Stock);

(ii)                                  if after giving effect thereto no Default or Event of Default (as defined in either the Credit Agreement or the PHH Credit Agreement) shall have occurred and be continuing, the making of a Restricted Payment by the Parent in its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock;

(iii)                               cashless repurchases of Capital Stock deemed to occur upon exercise of stock options, warrants or other securities if such Capital Stock represents a portion of the exercise price of such options or warrants;

(iv)                              the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants upon the conversion or exchange of Capital Stock of any such Person in an aggregate amount not to exceed US$10,000,000; and

(v)                                 the purchase by the Parent of fractional shares arising out of stock dividends, splits or combinations or business combinations or other similar transactions in an aggregate amount not to exceed US$10,000,000.

For the avoidance of doubt, neither the entering into by the Parent nor the performance by the Parent of its obligations thereunder of a customary call spread, capped call or similar heading arrangement with respect to any Convertible Notes shall constitute a Restricted Payment.

(c)                                  Notwithstanding the limitations set forth in clauses (a) and (b) above, the Parent may prepay or redeem Indebtedness for borrowed money and make Restricted Payments otherwise prohibited by clauses (a) and (b) if after giving effect thereto (i) (w) no Default or Event of Default (as defined in either the Credit Agreement or PHH Credit Agreement) shall have occurred and be continuing, (x) no loans and no more than US$35,000,000 of letters of credit are outstanding under the PHH Credit Agreement; (y) the 2014 Convertible Notes have been repaid, prefunded, extended or refinanced (to a date later than November 2, 2015 in the case of any such extension or refinancing); and (z) the aggregate amount of unrestricted and unencumbered cash and Cash Equivalents of the Parent and its Subsidiaries would be at least US$50,000,000 or (ii) the Parent has corporate ratings equal to or better than at least two of the following: Baa3 from Moody’s, BBB- from S&P and BBB- from Fitch (in each case with a stable or positive outlook).

(d)                                 Notwithstanding the foregoing, the Parent and its Subsidiaries will be permitted to extend the final maturity date of Indebtedness for borrowed money and refinance any such Indebtedness with Indebtedness having substantially similar terms (or, in the case of Convertible Notes, terms then customary for convertible notes) and scheduled maturity dates later than November 2, 2015.

Section 8.12                             Acquisitions.

Make any acquisition of any Person or of any line of business or business unit of any Person other than those set forth on Schedule 8.12 hereto (all of the foregoing, “Acquisitions”); provided that the Parent and its Subsidiaries may make Acquisitions to the extent (a) the Parent and its Subsidiaries are in compliance on a Pro Forma Basis with the Section 8 hereof, (b) no Default or Event of Default (as defined in either the Credit Agreement or PHH Credit Agreement) has occurred and is continuing or will result from such Acquisition and (c) there are no loans outstanding under the PHH Credit Agreement after giving effect to such Acquisition.

Section 8.13                             Line of Business.

Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Parent and its Subsidiaries, taken as a whole, are engaged on the date of this Agreement or that are reasonably related, incidental, ancillary or complementary thereto.

Section 8.14                             Minimum Liquidity.

(a)                                 On October 31, 2012, fail to maintain Minimum Liquidity of at least an amount equal to the sum of the total principal amount then outstanding of the Specified Senior Notes plus US$100,000,000; provided that if the outstanding principal amount of the Specified Senior Notes on October 31, 2012 is less than US$100,000,000, this Section 8.14(a) shall not be applicable; provided further that for the purposes of the Minimum Liquidity calculations pursuant to this Section 8.14(a), the available Commitments (as defined in the Credit Agreement and the PHH Credit Agreement) shall not be included and the aggregate amount of all loans and advances (other than letters of credit) outstanding under the Credit Agreement and PHH Credit Agreement shall be deducted from cash and Cash Equivalents;

(b)                                 On May 2, 2014, fail to maintain Minimum Liquidity of more than US$250,000,000; provided that if the outstanding principal amount of the 2014 Convertible Notes on May 2, 2014 is less than US$50,000,000, this Section 8.14(b) shall not be applicable; provided further that for the purposes of the Minimum Liquidity calculations pursuant to this Section 8.14(b), any available Tranche B Commitments (as defined in the PHH Credit Agreement) shall not be included and the aggregate amount of any Tranche B Loans (as defined in the PHH Credit Agreement) outstanding shall be deducted from cash and Cash Equivalents.

Section 9.                                          Waiver.

The Parent, to the fullest extent permitted by Applicable Law, hereby waives notice of acceptance hereof and of any presentment, demand, protest or notice of any kind, and any other act or thing, or omission or delay to do any other act or thing, which in any manner or to any extent might vary the risk of the Parent or which otherwise might operate to discharge the Parent from its obligations hereunder.

Section 10.                                   Inability to Accelerate Loan.

If the Administrative Agent and/or the other Secured Parties are prevented from demanding or accelerating payment thereof by reason of any automatic stay or otherwise, the Administrative Agent and/or the other Secured Parties shall be entitled to receive from the Parent, upon demand therefor, the sums which otherwise would have been due had such demand or acceleration occurred.

Section 11.                                   Reinstatement of Guaranteed Obligations.

The Parent agrees that this Parent Guaranty shall continue to be effective or be reinstated, as the case may be, with respect to any Guaranteed Obligations if at any time payment of any such Guaranteed Obligations is rescinded or otherwise must be restored by the Administrative Agent and/or the other Secured Parties upon the bankruptcy or reorganization of the Borrower or the Parent, any other guarantor or otherwise.

Section 12.                                   Subrogation.

Until all of the Guaranteed Obligations shall have been indefeasibly paid in full, any right of subrogation the Parent may have shall be subordinate to the rights of the Secured Parties and the Parent hereby waives any right to enforce any remedy which the Administrative Agent and/or the other Secured Parties now have or may hereafter have against the Borrower, and the Parent hereby waives any benefit of, and any right to participate in, any security or collateral given to the Secured Parties to secure payment or performance of any of the Guaranteed Obligations.

Section 13.                                   Payments Free and Clear.

Any payment made by the Parent under this Parent Guaranty shall be made without any set-off or counterclaim of any kind. If the Parent or any Secured Party is required by Applicable Law to deduct or pay any Indemnified Taxes (including any Other Taxes) in respect of any payment by or on account of any obligation of the Parent under this Parent Guaranty, then (i) the sum payable shall be increased by the Parent when payable as necessary so that, after making or allowing for all required deductions and payments (including deductions and payments applicable to additional sums payable under this Section), the Agent or other Secured Party, as the case may be, receives an amount equal to the sum it would have received had no such deductions or payments been required, (ii) the Parent shall make any such deductions or payments required to be made by it under Applicable Law and (iii) the Parent shall timely pay the full amount required to be deducted or paid to the relevant Governmental Authority in accordance with Applicable Law.

Section 14.                                   Currency and Place of Payment.

Payment shall be made in the currency or currencies specified in the demand in immediately available funds for payment to the Administrative Agent as specified in the Credit Agreement or another address or account that the Administrative Agent may specify by written notice to the Parent from time to time.

Section 15.                                   Judgment Currency.

If a judgment or order is rendered by any court or tribunal for the payment of any amount owing to the Secured Parties under or in connection with this Parent Guaranty and the judgment or order is expressed in a currency (the “Judgment Currency”) other than the currency payable under or in connection with this Parent Guaranty (the “Agreed Currency”), the Parent shall indemnify and hold each Secured Party harmless against any deficiency in terms of the Agreed Currency in the amount received by that Secured Party arising or resulting from any variation as between (a) the rate at which the Agreed Currency is converted into the Judgment Currency for the purposes of the judgment or order, and (b) the rate at which the Secured Party is able to purchase the Agreed Currency in accordance with normal banking practice with the amount of the Judgment Currency actually received by the Secured Party on the date of receipt.  The indemnity in this Section shall constitute a separate and independent liability from the other liabilities of the Parent under this Parent Guaranty, shall apply irrespective of any indulgence granted by the Secured Parties.

Section 16.                                   Set-off.

In addition to and not in limitation of any rights now or hereafter granted under Applicable Law, if the Obligations become due and payable pursuant to Section 9.2 of the Credit Agreement, the Secured Parties, or any of them, and each of their respective affiliates are authorized at any time and from time to time without notice to the Parent or any other Person, any notice being expressly waived by the Parent to the extent permitted by Applicable Law, set-off and compensate and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Secured Parties or affiliates to or for the credit or the account of the Parent against any and all of the liabilities of the Parent now or in the future existing under this Parent Guaranty, irrespective of whether or not the Administrative Agent has made any demand under this Parent Guaranty and although those liabilities of the Parent may be contingent or unmatured or are owed to a branch or office of any Secured Party different from the branch or office holding any deposit or obligated to the Parent.  The rights of the Secured Parties and their respective affiliates under this Section 16 are in addition to other rights and remedies (including other rights of set-off, consolidation of accounts and bankers’ lien) that the Secured Parties or their respective affiliates may have.

Section 17.                                   Costs and Expenses

The Parent shall pay all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent (including without limitation legal fees and disbursements) in connection with the enforcement of the obligations of the Parent under this Parent Guaranty or any related document.

Section 18.                                   Notices in Writing.

Any communication required or permitted to be given under this Parent Guaranty will be in writing and will be effectively given if delivered to the applicable address and facsimile number set forth herein and if delivered in the manner provided from time to time pursuant to the Credit Agreement. Any communications so given will be deemed to have been given and to have been received as provided in the Credit Agreement.

Section 19.                                   Address for Notice.

The Parent’s address for notice is: 3000 Leadenhall Road, Mount Laurel, New Jersey 08054, fax no. (856) 917-7295 Attention: Assistant Treasurer, with a copy to the General Counsel.

Section 20.                                   Governing Law.

THIS PARENT GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

Section 21.                                   Jurisdiction; Venue; Jury Waiver.

(a)                                 The Parent hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Parent Guaranty or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that, to the extent permitted by Applicable Law, all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by Applicable Law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Parent Guaranty shall affect any right that any Secured Party may otherwise have to bring any action or proceeding relating to this Parent Guaranty or the other Loan Documents against the Parent, or any of its property, in the courts of any jurisdiction.

(b)                                 The Parent hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to the Loan Documents in any New York court referred to in paragraph (a) of this Section.  The

Parent hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such New York court.

(c)                                  The Parent irrevocably consents to service of process in the manner provided for delivery of notices in Section 18 and Section 19.

(d)                                 THE PARENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS PARENT GUARANTY.  THE PARENT (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS PARENT GUARANTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 22.                                   Reorganization Concerning Borrower.

If the Borrower amalgamates, merges or consolidates with any Person, or all or substantially all of the property of the Borrower becomes the property of another Person, this Parent Guaranty shall extend and apply to the equivalent liabilities of the amalgamated, merged, consolidated or other Person, which liabilities shall be included in the Guaranteed Obligations.

Section 23.                                   Loan Document.

This Parent Guaranty is a Loan Document executed and delivered pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered, and applied in accordance with the terms and provisions thereof. Without limiting the generality of the foregoing, the provisions of Sections 1.2 and 1.3 of the Credit Agreement shall apply to the interpretation and administration of this Parent Guaranty as if such provisions were incorporated herein, with all references to the “Agreement” in such Sections being deemed to be references to this Parent Guaranty.

Section 24.                                   Survival of Representations, Warranties and Covenants.

The representations, warranties and covenants made in this Parent Guaranty shall survive the execution and delivery of this Parent Guaranty and all other Loan Documents and Section 4, Section 11, Section 12, Section 15 and Section 16 shall survive the termination of the Parent Guaranty and the repayment of the Guaranteed Obligations.

Section 25.                                   Waiver of Remedies.

No delay or failure on the part of the Secured Parties in the exercise of any right or remedy it may have against the Parent hereunder or otherwise shall operate as a waiver thereof, and no single or partial exercise by the Secured Parties of any such right or remedy shall preclude other or further exercise thereof or the exercise of any other such right or remedy.

Section 26.                                   Successors and Assigns.

Each reference herein to the Secured Parties shall be deemed to include such Person’s respective successors and assigns (including, but not limited to, any holder of the Guaranteed Obligations) in whose favor the provisions of this Parent Guaranty also shall inure, and each reference herein to the Parent shall be deemed to include the Parent’s successors and assigns, upon whom this Parent Guaranty also shall be binding.  The Secured Parties may, in accordance with the applicable provisions of the Loan Documents, assign, transfer or sell any Guaranteed Obligation, or grant or sell participations in any Guaranteed Obligations, to any Person or entity without the consent of, or notice to, the Parent and without releasing, discharging or modifying the Parent’s obligations hereunder.  The Parent hereby consents to the delivery by the Secured Parties to any assignee, transferee or participant of any financial or other information regarding the Borrower or the Parent in accordance with the terms of the Credit Agreement.  The Parent may not assign or transfer its obligations hereunder to any Person, and any attempt so to do shall be null and void.

Section 27.                                   Amendments.

This Parent Guaranty may not be amended except as provided in the Credit Agreement.

Section 28.                                   Severability.

In case any provision of this Parent Guaranty shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 29.                                   Headings.

Section headings used in this Parent Guaranty are for convenience only and shall not affect the construction of this Parent Guaranty.

Section 30.                                   Termination.

Upon the indefeasible payment in full of the all the Guaranteed Obligations upon the occurrence of the Termination Date, the Administrative Agent agrees to provide to the Parent a written release indicating that the Parent has been relieved and released from all Guaranteed Obligations hereunder and that this Parent Guaranty has terminated and is of no further force and effect.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parent has caused this Parent Guaranty to be duly executed and delivered by its authorized officer as of the date first above written.

PHH CORPORATION

By:
Name:
Title:

[Signature Page to the Parent Guaranty]

S1

SCHEDULE A
DEFINED TERMS

“2000 Indenture” shall mean the indenture dated as of November 6, 2000 among PHH Corporation and Bank One Trust Company, N.A. (as modified, supplemented, amended or restated from time to time).

“2010 Indenture” shall mean the indenture dated as of August 11, 2010 amount PHH Corporation and The Bank of New York Mellon Trust Company, N.A. (as modified, supplemented, amended or restated from time to time).

“2014 Convertible Notes” shall mean the Parent’s 4.0% Convertible Senior Notes due 2014.

“2016 Notes” shall mean the Parent’s 9.25% Senior Notes due 2016.

“2017 Convertible Notes” shall mean the Parent’s 6.00% Convertible Senior Notes due 2017.

“Asset Securitization Subsidiary” shall mean (i) any Subsidiary engaged solely or substantially in the business of effecting asset securitization transactions permitted by the Credit Agreement and PHH Credit Agreement and activities incidental thereto or (ii) any Subsidiary whose primary purpose is to hold title or ownership interests in vehicles, equipment, leases mortgages, relocation assets, financial assets and related assets under management and mortgage servicing advances.

“Available Borrowing Capacity” shall mean committed borrowing capacity which may be drawn (taking into account required reserves and discounts) upon or has been drawn upon by the Parent or any of its Subsidiaries under committed Mortgage Warehouse Facilities (other than uncommitted warehouse facilities provided by Government-Sponsored Enterprises and facilities whose sole purpose is for gestation financing).

“Board” shall mean the Board of Governors of the Federal Reserve System.

“Capital Leases” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Change of Control” shall mean (i) the acquisition by any Person or group (within the meaning of the Securities Exchange Act of 1934, as amended, and the rules of the Securities and Exchange Commission thereunder as in effect on the Closing Date), directly or indirectly, beneficially or of record, of ownership or control of in excess of 35% of the voting common stock of the Parent on a fully diluted basis at any time, (ii) if at any time, individuals who at the Closing Date constituted the Board of Directors the Parent (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Parent, as the case may be, was approved by a vote of the majority of the directors then still in office who were either directors at the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Parent then in office, (iii) any “change in control” of the Parent or similar event (however denominated) under any agreement referred to in Section 8.11(a)(v) or (iv) the Parent is required by the holders of any Indebtedness of the Parent to repay or redeem such Indebtedness as a result of a Delisting if the conditions in Section 8.11(c) (excluding clause (i)(y) thereof) would not be satisfied.

“Code” shall mean the Internal Revenue Code of 1986 and the rules and regulations issued thereunder, as now and hereafter in effect, or any successor provision thereto.

“Confidential Information Memorandum” shall mean the Confidential Information Memorandum dated June 22, 2012.

“Consolidated Assets” shall mean, at any date of determination, the total assets of the Parent and its Consolidated Subsidiaries determined in accordance with GAAP.

“Consolidated Net Worth” shall mean, at any date of determination, all amounts which would be included on a balance sheet of the Parent and its Consolidated Subsidiaries under stockholders’ equity as of such date in accordance with GAAP.

“Consolidated Subsidiaries” shall mean all Subsidiaries of the Parent that are required to be consolidated with the Parent for financial reporting purposes in accordance with GAAP.

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Convertible Notes” shall mean any convertible notes issued by the Parent and outstanding on the Closing Date and any other convertible notes issued by the Parent after the Closing Date having terms customary for convertible notes, as determined by the Parent.

“Delisting” shall have occurred at any time that the shares of common stock of the Parent are not listed for trading on any United States national securities exchange.

“Disqualified Stock” shall mean that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof, in any case, on or prior to the 91st day after the Termination Date.

“Domestic Subsidiary” shall mean any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Parent or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

2

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as such may be amended, and the regulations promulgated thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) the failure of any Plan to comply with any material provisions of ERISA and/or the Code (and applicable regulations under either) or with the material terms of such Plan; (b) the existence with respect to any Plan of a non-exempt Prohibited Transaction; (c) any Reportable Event; (d) the failure of any Loan Party or ERISA Affiliate to make by its due date a required installment under Section 430(j) of the Code with respect to any U.S. Pension Plan or any failure by any U.S. Pension Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such U.S. Pension Plan, whether or not waived; (e) a determination that any U.S. Pension Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (f) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any U.S. Pension Plan; (g) the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any U.S. Pension Plan or the incurrence by any Loan Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any U.S. Pension Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any U.S. Pension Plan; (h) the receipt by any Loan Party or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any U.S. Pension Plan or to appoint a trustee to administer any U.S. Pension Plan under Section 4042 of ERISA; (i) the failure by any Loan Party or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan pursuant to Sections 431 or 432 of the Code; (j) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; (k) the receipt by any Loan Party or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from a Loan Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent, in Reorganization, in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA), or terminated (within the meaning of Section 4041A of ERISA); or (l) the failure by any Loan Party or any of its ERISA Affiliates to pay when due (after expiration of any applicable grace period) any installment payment with respect to Withdrawal Liability under Section 4201 of ERISA; and (m) any Foreign Plan Event.

“Excluded Subsidiary” shall mean any (i) Asset Securitization Subsidiary, (ii) Subsidiary of which the Parent and its other Subsidiaries collectively does not own Capital Stock representing at least 90% of the voting interests of such Subsidiary, (iii) CFC, (iv) CFC Holdco, (v) any Subsidiary with less than $1,000,000 of consolidated assets as determined in accordance with GAAP and (vi) each Subsidiary that has been designated as an “Additional Excluded Subsidiary” on Schedule 1.1B of the PHH Credit Agreement and any Subsidiary which has been designated by a financial officer of the Borrower as an Excluded Subsidiary after the Closing Date pursuant to Section 10.20 of the PHH Credit Agreement. For greater certainty, Schedule 1 hereto lists all Excluded Subsidiaries as of the Closing Date.

3

“Existing Mortgage Warehouse Facilities” shall mean the mortgage warehouse facilities and mortgage warehouse conduits listed on Schedule 7.1 as of the Closing Date (which shall include, without limitation, the PHH Home Loans Mortgage Warehouse Facilities).

“FLRT Transaction” shall mean the series of transactions under which the Borrower securitizes leases through the transfer of leased equipment, including related leases and lease rights (the “Securitized Assets”), from the Borrower to various Excluded Subsidiaries, which then, directly or indirectly, transfer the Securitized Assets (or portions thereof) to Fleet Leasing Receivables Trust.

“Foreign Plan” shall mean each employee pension benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to US law and is maintained or contributed to by any Loan Party or any ERISA Affiliate.

“Foreign Plan Event” shall mean, with respect to any Foreign Plan, (A) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Plan; (B) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Plan required to be registered; or (C) the failure of any Foreign Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Plan.

“GAAP” shall mean generally accepted accounting principles consistently applied (except for accounting changes in response to FASB releases or other authoritative pronouncements); provided, however, that all calculations made pursuant to Section 8.6 and Section 8.7 and the related definitions shall have been computed based on such generally accepted accounting principles as are in effect on the last day of the most recently completed fiscal quarter for which financial statements were available prior to the Closing Date.  In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of the Borrowing Base or financial covenants, standards or terms in this Parent Guaranty, then the Parent and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Parent’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made.  Until such time as such an amendment shall have been executed and delivered by the Parent, the Administrative Agent and the Required Lenders, the Borrowing Base and all financial covenants, standards and terms in this Parent Guaranty shall continue to be calculated or construed as if such Accounting Changes had not occurred.  “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by FASB or, if applicable, the Securities Exchange Commission.  For the purposes of determining compliance with any provision of this Parent Guaranty and any related definitions, the determination of whether a lease is to be treated as an operating lease or a Capital Lease shall be made without giving effect to any change in GAAP that becomes effective on or after the Closing Date that would require operating leases to be treated similarly to Capital Leases.

“Government-Sponsored Enterprises” shall mean (i) Fannie Mae, (ii) Freddie Mac, (iii) Ginnie Mae or (iv) any other U.S. Department of Housing and Urban Development entity.

4

“Guaranteed Obligations” means all debts, liabilities and obligations of the Borrower to the Secured Parties under or in connection with the Secured Agreements, whether present or future, direct or indirect, absolute or contingent, matured or not, at any time owing or remaining unpaid by the Borrower to the Secured Parties in any currency under or in connection with the Secured Agreements, whether arising from dealings between the Secured Parties and the Borrower or from other dealings or proceedings by which the Secured Parties may be or become in any manner whatever creditors of the Borrower under or in connection with the Secured Agreements, and wherever incurred, and whether incurred by the Borrower alone or with another or others and whether as principal or surety (including obligations under or in connection with any guarantee or indemnity given by the Borrower under or in connection with the Secured Agreements), and all interest, fees, commissions and legal and other costs, charges and expenses owing or remaining unpaid by the Borrower to the Secured Parties in any currency under or in connection with the Secured Agreements.

“Indebtedness” shall mean (i) all indebtedness, obligations and other liabilities of the Parent and its Subsidiaries which are, at the date as of which Indebtedness is to be determined, includable as liabilities in a consolidated balance sheet of the Parent and its Subsidiaries, other than (v) accounts payable, accrued expenses and derivatives transactions entered into in the ordinary course of business pursuant to hedging programs (provided that such hedging programs are for non-speculative purposes), (w) advances from clients obtained in the ordinary course of the relocation management services business of the Parent and its Subsidiaries, (x) current and deferred income taxes and other similar liabilities, (y) minority interest and (z) liabilities attributable to the conversion option in any Convertible Notes, plus (ii) without duplicating any items included in Indebtedness pursuant to the foregoing clause (i) (but excluding reinsurance obligations of Atrium Insurance Corporation and its successors and assigns), the maximum aggregate amount of all liabilities of the Parent or any of its Subsidiaries under any guarantee, indemnity or similar undertaking given or assumed of, or in respect of, the indebtedness, obligations or other liabilities, assets, revenues, income or dividends of any Person other than the Parent or one of its Subsidiaries and (iii) all other obligations or liabilities of the Parent or any of its Subsidiaries in relation to the discharge of the obligations of any Person other than the Parent or one of its Subsidiaries.

“Insolvent” shall mean, with respect to any Multiemployer Plan, the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement or other similar financial agreement or arrangement.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind whatsoever (including any conditional sale or other title retention agreement, any lease in the nature thereof or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction).

“Loan Document” means any Secured Agreement or any other document or security relating to the Guaranteed Obligations.

“Margin Stock” shall be defined in Regulation U of the Board.

5

“Material Subsidiary” shall mean any Domestic Subsidiary of the Parent or any Subsidiary of the Parent which principally transacts business in the United States, in each case, which together with its Subsidiaries at the time of determination had assets constituting 10% or more of Consolidated Assets, accounts for 10% or more of Consolidated Net Worth, or accounts for 10% or more of the revenues of the Parent and its Consolidated Subsidiaries for the Rolling Period immediately preceding the date of determination.

“Minimum Liquidity” shall mean, at any date of determination, the sum of (i) the Commitments (as defined in the PHH Credit Agreement) available to be drawn, plus (ii) the unused availability under the Credit Facility, plus (iii) unrestricted and unencumbered cash and Cash Equivalents of the Parent and its wholly-owned Subsidiaries.

“Mortgage Warehouse Facilities” shall mean (i) the Existing Mortgage Warehouse Facilities and (ii) each other credit facility or conduit for the warehousing or gestation of mortgages that provides financing to the Parent or any of its Subsidiaries.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“PHH Home Loans Intercompany Credit Agreement” shall mean the intercompany loan agreement and the promissory note related thereto between PHH Corporation and PHH Home Loans, LLC as borrower, providing for working capital to PHH Home Loans, LLC, dated as of December 11, 2009, as modified, supplemented, amended or restated from time to time.

“PHH Home Loans Mortgage Warehouse Facilities” shall mean the agreements listed on Schedule 7.1 hereto and any amendments, modifications, refinancing, replacements or additions thereto, whether in the same facility or a different Mortgage Warehouse Facility, from time to time.

“Plan” shall mean an employee pension benefit plan described in Section 3(2) of ERISA, other than a Multiemployer Plan, in respect of which any Loan Party or any ERISA Affiliate is (or, if such Plan were terminated, would under Section 4062 or Section 4069 of ERISA be deemed to be) a “contributing sponsor” as defined in Section 4001(a)(13) of ERISA.

“Pro Forma Basis” shall mean, in connection with any transaction for which a determination on a Pro Forma Basis is required to be made hereunder, that such determination shall be made (i) after giving effect to any issuance of Indebtedness, any acquisition, any disposition or any other transaction (as applicable) and (ii) assuming that the issuance of Indebtedness, acquisition, disposition or other transaction and, if applicable, the application of any proceeds therefrom, occurred at the beginning of the most recent Rolling Period ending at least thirty (30) days prior to the date on which such issuance of Indebtedness, acquisition, disposition or other transaction occurred.

“Prohibited Transaction” shall have the meaning assigned to such term in Section 406 of ERISA and Section 4975(c) of the Code.

6

“REO Assets” of a Person shall mean a real estate asset owned by such Person and acquired as a result of the foreclosure or other enforcement of a lien on such asset securing a Servicing Advance or loans and other mortgage-related receivables purchased or originated by the Parent or any of its Subsidiaries in the ordinary course of business.

“Reorganization” shall mean, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA, with respect to a U.S. Pension Plan, other than those events as to which notice is waived pursuant to PBGC Reg. §4043 as in effect on the date hereof (no matter how such notice requirement may be changed in the future).

“Rolling Period” shall mean with respect to any fiscal quarter, such fiscal quarter and the three immediately preceding fiscal quarters considered as a single accounting period.

“Secured Agreements” means the Credit Agreement, the other Loan Documents (as defined in the Credit Agreement, including this Parent Guaranty) and all Other Secured Agreements (as those agreements may be amended, supplemented, restated and replaced from time to time), and any reference to the “Secured Agreements” in this Agreement shall be interpreted as referring to “the Secured Agreements or any of them.”

“Secured Parties” means each Person that from time to time (i) is defined as a “Lender” or as the “Agent” under the Credit Agreement or (ii) is defined as an “Other Secured Party” under the Credit Agreement, in each case in their various capacities as creditors under the Secured Agreements.  Any reference to “the Secured Parties” shall be interpreted as referring to “the Secured Parties or any of them” or “the Secured Parties and each of them”, as applicable.

“Servicing” shall mean loan servicing, sub-servicing rights and master servicing rights and obligations including, without limitation, one or more of the following functions (or a portion thereof): (a) the administration and collection of payments for the reduction of principal and/or the application of interest on a loan; (b) the collection of payments on account of Taxes and insurance; (c) the remittance of appropriate portions of collected payments; (d) the provision of full escrow administration; (e) the right to receive fees and other compensation and any ancillary fees arising from or connected to the assets serviced, earnings and other benefits of the related accounts and, in each case, all rights, powers and privileges incident to any of the foregoing, and expressly includes the right to enter into arrangements with third Persons that generate ancillary fees and benefits with respect to the serviced assets; (f) the realization on the security for a loan; and (g) any other obligation imposed on a servicer pursuant to a Servicing Agreement.

“Servicing Advances” shall mean advances made by the Parent or any of its Subsidiaries in its capacity as servicer of any mortgage-related receivables to fund principal, interest, escrow, foreclosure, insurance, tax or other payments or advances when the borrower on the underlying receivable is delinquent in making payments on such receivable; to enforce remedies, manage and liquidate REO Assets; or that the Parent or any of its Subsidiaries otherwise advances in its capacity as servicer pursuant to any Servicing Agreement.

7

“Servicing Advance Facility” shall mean any funding arrangement with lenders, any Government-Sponsored Enterprise or any other counterparty based in whole or in part upon Servicing Advances under which funding is provided to the Parent or any of its Subsidiaries.

“Servicing Agreement” shall mean any agreement between one or more Persons pursuant to which the Borrower or any of its Subsidiaries effects a Servicing, including pooling and servicing agreements, sale and servicing agreements, transfer and servicing agreements and agreements with third parties, in each case, however denominated.

“Solvent” shall mean with respect to any Person, that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment whether or not such a right is reduced to judgment , liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Special Purpose Vehicle Subsidiary” shall mean PHH Caribbean Leasing, Inc.  and any Subsidiary engaged in the fleet-leasing management business that (i) is, at any time, a party to one or more lease agreements with only one lessee, and (ii) finances, at any one time, its investments in lease agreements or vehicles with only one lender (which lender may be the Parent if and to the extent that such loans and/or advances by the Parent are not prohibited hereby).

“Specified Senior Notes” shall mean the Parent’s 7.125% Senior Notes due March 1, 2013.

“Subsidiary” shall mean with respect to any Person, any corporation, association, joint venture, partnership or other business entity (whether now existing or hereafter organized) of which at least a majority of the voting stock or other ownership interests having ordinary voting power for the election of directors (or the equivalent) is, at the time as of which any determination is being made, owned or controlled by such Person or one or more subsidiaries of such Person or by such Person and one or more subsidiaries of such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Parent Guaranty shall refer to a Subsidiary or Subsidiaries of the Parent.  For the avoidance of doubt, Fleet Leasing Receivables Trust is not a “Subsidiary”.

“Tangible Net Worth” shall mean, at any date of determination, Consolidated Net Worth minus the aggregate book value of all intangible assets of the Parent and its Consolidated Subsidiaries as of such date in accordance with GAAP.

8

“U.S. Facility Subsidiary Guarantor” shall mean each of the Parent’s direct, indirect, existing and future Domestic Subsidiaries other than Excluded Subsidiaries.

“U.S. Pension Plan” shall mean any Plan subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

9

SCHEDULE 1
EXCLUDED SUBSIDIARIES

Excluded Subsidiaries pursuant to clause (v) of definition of “Excluded Subsidiary”

PHH Auto Finance LLC

Haddonfield Holding Corporation

PHH Foundation, Inc.

PHH de Brasil Paricopaceos Ltda.

PHH Services B.V.

PHH Charitable Trust

Coldwell Banker Mortgage Corporation

ERA Mortgage Corporation

Instamortgage.com Corporation

MortgageSave.com Corporation

Century 21 Mortgage Corporation

Long Island Mortgage Group, Inc.

PHH Corporate Services, Inc.

PHH Mortgage Services Corporation

Domain Distinctive Property Finance Corporation

Cartus Home Loans, LLC

Coldwell Banker Home Loans, LLC

ERA Home Loans, LLC

Preferred Mortgage Group, LLC

PHH Financial Services LLC

J.W. Geckle Trust

VMS Holdings LLC

PHH (Bermuda) Holdings Ltd.

JHH Partnership

Drivershield.com FS Corp.

First Fleet Master Titling Trust

PHH Corner Leasing, Inc.

PHH Market Leasing, Inc.

PHH St. Paul Leasing, Inc.

PHH Continental Leasing LLC

PHH Milford Leasing, Inc.

Carolina Fleet Truck Sales, LLC

Excluded Subsidiaries pursuant to clause (ii) of definition of “Excluded Subsidiary”

Speedy Title & Appraisal Review Services LLC

PHH Home Loans, LLC

Axiom Financial, LLC

NE Moves Mortgage LLC

RMR Financial, LLC

Landover Mortgage, LLC

Pacific Access Mortgage, LLC

Asset Securitization Subsidiaries

PHH Mortgage Capital LLC

Chesapeake Funding LLC

Chesapeake Finance Holdings LLC

D.L. Peterson Trust

Raven Funding LLC

FLR LP Inc.

FLR GP1 Inc.

FLR GP2 Inc.

PHH Fleet Lease Receivables LP

Fleet Leasing Receivables Trust

CFCs

PHH Vehicle Management Services Inc.

Center for Transportation Safety Inc.

Canadian Lease Management Limited

FLR LP Inc.

FLR GP1 Inc.

FLR GP2 Inc.

CFC Holdco

PHH Canadian Holdings, Inc.

Additional Excluded Subsidiaries
Atrium Reinsurance Corporation	Regulated entity
Atrium Insurance Corporation	Regulated entity
Dealers Holding, Inc.	Dealer-Motor Company restriction
Edenton Motors, Inc.	Dealer-Motor Company restriction
Williamsburg Motors, Inc.	Dealer-Motor Company restriction
PHH Sub 1 Inc.	Chesapeake securitization restriction
PHH Sub 2 Inc.	Chesapeake securitization restriction

2

SCHEDULE 7.1
EXISTING MORTGAGE WAREHOUSE FACILITIES
AND SERVICING ADVANCE FACILITIES

PHH Mortgage Corporation, as borrower

Lender	Amount of Facility		Amount Drawn as of 06/30/2012	Maturity Date
Fannie Mae (uncommitted)	$2,000,000,000	(1)	$0	N/A
Fannie Mae Early Funding Letter Agreement (committed)	$1,000,000,000		$652,206,733	12/15/2012
JPM Chase Bank, National Association (gestation)	$500,000,000		$155,781,455	9/30/2012
Barclays Bank plc (gestation)	$500,000,000	(2)	$0	12/11/2012
Barclays Bank plc (warehouse)	$500,000,000	(3)	$69,086,397	12/11/2012
The Royal Bank of Scotland plc (warehouse and gestation)	$500,000,000		$187,217,541	6/21/2013
Bank of America, N.A. (warehouse and gestation)	$400,000,000		$37,384,149	10/10/2013
Credit Suisse First Boston Mortgage Capital, LLC	$500,000,000	(4)	$103,268,147	5/22/2013
Wells Fargo Bank, N.A.	$250,000,000		$26,366,281	10/09/2012
Manufacturers and Traders Trust Company	$1,000,000		$0	9/30/2012

PHH Home Loans, as borrower

Lender	Amount of Facility		Amount Drawn as of 06/30/2012	Maturity Date
Credit Suisse First Boston Mortgage Capital, LLC	$425,000,000	(5)	$351,713,278	5/22/2013

(1)  Fannie Mae retains a unilateral right to terminate facility at any time upon notice to PHH Mortgage Corporation.

(2)  The aggregate combined amount outstanding under the Barclays/PHH Mortgage Warehouse Facility, the Barclays/PHH Mortgage Gestation Facility and the Barclays/PHH Home Loans Warehouse Facility cannot exceed $500 million and the aggregate amount outstanding under the Barclays/PHH Home Loans Warehouse Facility cannot exceed $150 million.  Axiom Financial, LLC, NE Moves Mortgage LLC, and RMR Financial, LLC are co-borrowers, along with PHH Home Loans, LLC, under the Barclays/PHH Home Loans Warehouse Facility.

(3)  The aggregate combined amount outstanding under the Barclays/PHH Mortgage Warehouse Facility, the Barclays/PHH Mortgage Gestation Facility and the Barclays/PHH Home Loans Warehouse Facility cannot exceed $500 million and the aggregate amount outstanding under the Barclays/PHH Home Loans Warehouse Facility cannot exceed $150 million.  Axiom Financial, LLC, NE Moves Mortgage LLC, and RMR Financial, LLC are co-borrowers, along with PHH Home Loans, LLC, under the Barclays/PHH Home Loans Warehouse Facility.

(4)  The aggregate combined amount outstanding under the CS/PHH Mortgage Warehouse Facility and the CS/PHH Home Loans Warehouse Facility cannot exceed $675 million.  Until October 15, 2012, the aggregate amount outstanding under the CS/PHH Mortgage Warehouse Facility cannot exceed $500 million and the aggregate amount outstanding under the CS/PHH Home Loans Warehouse Facility cannot exceed $425 million, subject to the aggregate combined amount under both facilities not exceeding $675 million.  After October 15, 2012, the aggregate amount outstanding under the CS/PHH Mortgage Warehouse Facility cannot exceed $500 million and the aggregate amount outstanding under the CS/PHH Home Loans Warehouse Facility cannot exceed $325 million, subject to the aggregate combined amount under both facilities not exceeding $675 million.  Axiom Financial, LLC, NE Moves Mortgage LLC, and RMR Financial, LLC are co-borrowers, along with PHH Home Loans, LLC, under the CS/PHH Home Loans Warehouse Facility.

Wells Fargo Bank, N.A.	$200,000,000	(6)	$141,591,484	10/09/2012
Barclays Bank plc (warehouse)	$150,000,000	(7)	$140,046,850	12/11/2012
Manufacturers and Traders Trust Company	$1,000,000		$0	9/30/2012

Axiom Financial, LLC, a wholly owned subsidiary of PHH Home Loans, LLC as borrower

Lender	Amount of Facility	Amount Drawn as of 06/30/2012	Maturity Date
Manufacturers and Traders Trust Company	$1,000,000	$0	9/30/2012

NE Moves Mortgage, LLC, a wholly owned subsidiary of PHH Home Loans, LLC as borrower

Lender	Amount of Facility	Amount Drawn as of 06/30/2012	Maturity Date
Manufacturers and Traders Trust Company	$1,000,000	$0	9/30/2012

RMR Financial, LLC, a wholly owned subsidiary of PHH Home Loans, LLC as borrower

Lender	Amount of Facility	Amount Drawn as of 06/30/2012	Maturity Date
Manufacturers and Traders Trust Company	$1,000,000	$0	9/30/2012

Landover Mortgage, LLC, as borrower

Lender	Amount of Facility	Amount Drawn as of 06/30/2012	Maturity Date
Bank of America, N.A	$15,000,000	$12,294,446	10/4/2012

(5) The aggregate combined amount outstanding under the CS/PHH Mortgage Warehouse Facility and the CS/PHH Home Loans Warehouse Facility cannot exceed $675 million.  Until October 15, 2012, the aggregate amount outstanding under the CS/PHH Mortgage Warehouse Facility cannot exceed $500 million and the aggregate amount outstanding under the CS/PHH Home Loans Warehouse Facility cannot exceed $425 million, subject to the aggregate combined amount under both facilities not exceeding $675 million.  After October 15, 2012, the aggregate amount outstanding under the CS/PHH Mortgage Warehouse Facility cannot exceed $500 million and the aggregate amount outstanding under the CS/PHH Home Loans Warehouse Facility cannot exceed $325 million, subject to the aggregate combined amount under both facilities not exceeding $675 million.  Axiom Financial, LLC, NE Moves Mortgage LLC, and RMR Financial, LLC are co-borrowers, along with PHH Home Loans, LLC, under the CS/PHH Home Loans Warehouse Facility.

(6)  Axiom Financial, LLC, NE Moves Mortgage LLC, and RMR Financial, LLC are co-borrowers, along with PHH Home Loans, LLC, under the Wells Fargo/PHH Home Loans Warehouse Facility.

(7)  The aggregate combined amount outstanding under the Barclays/PHH Mortgage Warehouse Facility, the Barclays/PHH Mortgage Gestation Facility and the Barclays/PHH Home Loans Warehouse Facility cannot exceed $500 million and the aggregate amount outstanding under the Barclays/PHH Home Loans Warehouse Facility cannot exceed $150 million.  Axiom Financial, LLC, NE Moves Mortgage LLC, and RMR Financial, LLC are co-borrowers, along with PHH Home Loans, LLC, under the Barclays/PHH Home Loans Warehouse Facility.

2

Existing Servicing Advance Facilities

PHH Mortgage Corporation, as borrower

Lender	Amount of Facility	Amount Drawn as of 06/30/2012	Maturity Date
Fannie Mae Early Advance Funding Addendum to Mortgage Selling and Servicing Contract	$120,000,000	$68,074,847	6/30/2013

3

SCHEDULE 8.1
EXISTING INDEBTEDNESS OF

MATERIAL SUBSIDIARIES

1.              Amended and Restated Credit Agreement among PHH Corporation, as Borrower, Bank of America, N.A., Citibank, N.A., Manufacturers and Traders Trust Company, The Royal Bank of Scotland PLC, Wells Fargo Bank, National Association, Barclays Bank PLC, JPMorganChase Bank, N.A., and others, dated August 2, 2012;

2.              Second Supplemental Indenture to Indenture Dated as of January 17, 2012 among PHH Corporation and The Bank of New York Mellon Trust Company, N.A., as Trustee, dated as of August 23, 2012 for 7.375% Senior Notes due 2019;

3.              Amendment Three to Master Purchase Agreement among PHH Mortgage Corporation and Wells Fargo Bank, N.A., dated July 30, 2012;

4.              Amendment Three to Master Purchase Agreement among PHH Home Loans, LLC, Wells Fargo Bank, N.A. (the “Buyer”), Axiom Financial, LLC, RMR Financial, LLC, and NE Moves Mortgage LLC, dated July 30, 2012;

5.              Amended and Restated Master Trust Purchase Agreement among Fleet Leasing Receivables Trust, PHH Fleet Lease Receivables L.O., PHH Vehicle Management Services, Inc., and PHH Corporation, dated August 31, 2012;

6.              Amendment No. 2 to the Series 2010-2 Supplemental Indenture among Fleet Leasing Receivables Trust, BNY Trust Company of Canada, and Computershare Trust Company of Canada, dated August 31, 2012;

7.              Class B Note Purchase Amending Agreement among PHH Vehicle Management Services, Inc., PHH Fleet Lease Receivables L.P., BNY Trust Company of Canada, and Canadian Imperial Bank of Commerce, dated August 31, 2012.

SCHEDULE 8.4

EXISTING LIENS

PHH Mortgage Corporation

Fannie Mae Committed Early Funding Letter Agreement, dated as of December 15, 2011

Amendment No 1 to Fannie Mae Committed Early Funding Letter Agreement, dated as of April 27, 2012

Fannie Mae Master Agreement, dated as of April 27, 2012, as amended

Amended and Restated As Soon As Pooled Sale Agreement, dated as of April 27, 2012 between Fannie Mae and PHH Mortgage Corporation, f/k/a Cendant Mortgage Corporation

Amended and Restated As Soon As Pooled Plus Agreement, dated as of April 27, 2012 between Fannie Mae and PHH Mortgage Corporation

Amended and Restated Pledge and Security Agreement, dated as of April 27, 2012, by PHH Mortgage Corporation in favor of Federal National Mortgage Association

Escrow and Control Agreement dated as of November 20, 2009, by and among PHH Mortgage Corporation, Federal National Mortgage Association and JPMorgan Chase Bank, National Association, as amended

Freddie Mac Master Agreement, dated as of October 18, 2011, as amended

First Fleet Corporation

Loan and Security Agreement dated as of February 27, 2009, by and between Banc of America Leasing & Capital, LLC and First Fleet Corporation, together with the related promissory notes executed in connection therewith

Notice and Acknowledgement of Assignment dated as of February 27, 2009, among Banc of America Leasing & Capital, LLC, as assignor, BB&T Equipment Finance Corporation, as assignee, First Fleet Corporation, as borrower, and PHH Corporation, as guarantor, together with the related promissory notes executed in connection therewith

Notice and Acknowledgement of Assignment dated as of April 24, 2009, among Banc of America Leasing & Capital, LLC, as assignor, The Fifth Third Leasing Company, as assignee, First Fleet Corporation, as borrower, and PHH Corporation, as guarantor, together with the related promissory notes executed in connection therewith

SCHEDULE 8.12

POTENTIAL ACQUISITIONS

Potential acquisitions required pursuant to the following agreements:

Limited Liability Company Operating Agreement of PHH Home Loans, LLC dated as of March 31, 2006, by and between PHH Broker Partner Corporation and Cendant Real Estate Services Venture Partner, Inc. (as amended and as further amended, restated, supplemented or modified from time to time)

Strategic Relationship Agreement dated as of January 31, 2005, by and among Cendant Real Estate Services Group, LLC, Cendant Real Estate Services Venture Partner, Inc., PHH Corporation, PHH Mortgage Corporation (f/k/a Cendant Mortgage Corporation), PHH Broker Partner Corporation and PHH Home Loans, LLC (as amended and as further amended, restated, supplemented or modified from time to time)

Amended and Restated Limited Liability Company Agreement of Speedy Title & Appraisal Review Services LLC dated as of March 7, 2011, by and between PHH Mortgage Corporation and CoreLogic Holdings II, Inc. (as amended, restated, supplemented or modified from time to time)

EXHIBIT A
FORM OF COMPLIANCE CERTIFICATE

TO:	THE BANK OF NOVA SCOTIA, as Agent
62nd Floor, Scotia Plaza
40 King Street West
Toronto, ON M5W 2X6

	Attention:	Head, Agency Services
	Fax:	416-866-3329

DATE:	•

I, [          ] hereby certify:

1.                                      I am the duly elected and authorized [Chief Financial Officer or Vice President responsible for financial administration or Chief Accounting Officer] of PHH Corporation, a Maryland corporation (the “Company”).

2.                                      I am familiar with the terms and conditions of the Credit Agreement dated as of September 25, 2012, among the PHH Vehicle Management Services Inc., the Persons who are, and from time to time become, parties thereto as guarantors, the Persons who are, and from time to time become, parties thereto as lenders and the Administrative Agent (as such agreement may be amended, supplemented or otherwise modified, renewed, restated or replaced from time to time, the “Credit Agreement”).

3.                                      I am also familiar with the terms and conditions of the Parent Guaranty dated as of September 25, 2012 granted by the Company (as such agreement may be amended, supplemented or otherwise modified, renewed, restated or replaced from time to time, the “Parent Guaranty”).

1.                                      The attached financial statements of the Company and its Subsidiaries for the end of the fiscal period referred to above have been prepared from the books of the Company and its Subsidiaries in accordance with the generally accepted accounting principles used in the preparation of the fiscal [    ] financial statements and, to the best of my knowledge, information, and belief, upon due inquiry, present fairly in all material respects the financial position of the Company and its Consolidated Subsidiaries as at the end of such fiscal period and the results of their operations for the period then ended, subject, in the case of quarterly statements, to year-end and audit adjustments and to the absence of footnote disclosure.(1)

2.                                      To the best of my knowledge, information, and belief, after due inquiry, there exists no Event of Default or Default, except as otherwise may be set forth herein.

3.                                      Attached hereto, in reasonable detail, are the computations and comparisons required to demonstrate compliance with the provisions of Sections 8.6, 8.7 [and][,] 8.10 [and 8.14](2) of the Parent Guaranty.

(1)  Only applicable to quarterly financial statements.

(2)  This reference should be included on and after October 31, 2012.

4.                                      Attached hereto is a schedule (in the form of Schedule 7.1 to the Parent Guaranty) describing the Mortgage Warehouse Facilities and Servicing Advance Facilities in effect on the last day of the most recently ended fiscal quarter.

5.                                      Attached hereto, in reasonable detail, is a description of repurchased mortgage loans, repurchase requests (existing and new), indemnification requests and payments made for such quarter and year to date periods, and comparisons to comparable periods for the prior year.

6.                                      Attached hereto are detailed projections of the Company and its Consolidated Subsidiaries for the following two fiscal years.(3)

The foregoing certifications, together with the computations and comparisons set forth in the attachments hereto and the financial statements attached to this certificate in support hereof, are made and delivered the day and year first written above pursuant to Sections 7.1(a),(b), (c) and (d) of the Parent Guaranty.

IN WITNESS WHEREOF, I have executed this Certificate this            day of                       , 201    .

Name:
Title:

(3)  Only applicable to annual financial statements, and as applicable, any significant revisions of such projections.

3

Attachment 1
to Compliance Certificate

Attachments

1.                                      financial statements;

2.                                      the computations and comparisons (in reasonable detail) required to demonstrate compliance with the provisions of Section 8.6, 8.7, 8.10 and 8.14(1) of the Parent Guaranty;

3.                                      a schedule of Mortgage Warehouse Facilities and Servicing Advance Facilities in effect on the last day of the most recently ended fiscal quarter;

4.                                      a description of repurchased mortgage loans, repurchase requests (existing and new), indemnification requests and payments made for such quarter and year to date periods, and comparisons to comparable periods for the prior year; and

5.                                      detailed projections of the Company and its Consolidated Subsidiaries for the following two fiscal years

(1) This reference should be included on and after October 31, 2012.